LOAN AGREEMENT

This LOAN AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, the "Loan Agreement" or the "Agreement") is made and entered into effective as of the 4th day of November, 2021 by and between ADVISORS PREFERRED TRUST, a Delaware statutory trust (the "Trust"), not individually but solely on behalf of its Funds as set forth on Exhibit A, separately and not jointly (each such Fund a "Borrower" or "Borrowing Fund" and collectively the "Borrowers" or "Borrowing Funds"), with its address at 225 Pictoria Drive, Suite 450, Cincinnati, Ohio 45246 and U.S. BANK NATIONAL ASSOCIATION, a national banking association with its address at 425 Walnut Street, Cincinnati, Ohio 45202 (the "Bank").

1.            (a) Definitions. The following terms shall have the meanings specified below:

"Act" shall mean the Investment Company Act of 1940, as amended.

"Advisor" shall mean the investment advisors for the Trust and the Borrowing Funds as identified in Section 7(m).

"Anti-Corruption Laws" means all laws, rules, and regulations of any jurisdiction applicable to the Trust or Borrowing Funds from time to time concerning or relating to bribery or corruption.

"Applicable Law" shall mean and include laws, statutes, ordinances, and rules and regulations thereunder, and interpretations thereof by any Governmental Authority charged with the administration or the interpretation thereof, common law and orders, requests, directives, instructions and notices of any Governmental Authority having the force of law, and all related orders, writs, judgments, injunctions, decrees or awards to which the Trust or any Borrowing Fund shall or may be subject, including without limitation, any environmental laws, Anti-Corruption Laws and applicable Sanctions.

"Authorized Officer" shall have the meaning set forth in Section 6(a)(i)(C).

"Bank" shall have the meaning set forth in the preamble.

"Borrowing Fund" shall mean the particular Fund for which a Loan hereunder has been requested.

"Borrowing Fund Limit" shall mean with respect to any Borrowing Fund at any time, the lesser of (i) an amount which, when added to the principal amount of all other Loans then outstanding, would not cause the Maximum Amount to be exceeded, or (ii) twenty percent (20%) of such Fund's gross market value, or (iii) thirty-three and thirty-three hundredths percent (33.33%) of the net market value of such Fund's unencumbered assets, such net market value determined solely by the Bank using consistently-applied valuation methods disclosed to the Trust and Borrowing Fund and applied to the assets of such Fund which (A) are recorded on the Borrower's books and records as belonging solely to such Fund, and (B) are not subject to segregation or any special purpose usage, and (C) as to which no third party has any pledge, security interest, lien or any other rights, and (D) are subject to a fully perfected, first priority security interest in favor of the Bank, and (E) are held by the Bank as sole Custodian.

"Business Day" shall mean any day excluding Saturday, Sunday and any day on which banking institutions in the State of Ohio are authorized or required by law or other government actions to close.

"Change In Law" shall have the meaning set forth in Section 3(c).

"Change of Control" means (a) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934) of twenty-five percent (25%) or more of the outstanding shares of voting equity interests of the Advisor on a fully diluted basis; or (b) occupation of a majority of the seats on the board of trustees (or other governing body) of the Trust or the Advisor by Persons who were neither (x) nominated by the board of trustees (or other governing body) of such Trust or Advisor nor (y) appointed or approved by trustees so nominated.

"Collateral" shall have the meaning set forth in the Pledge and Security Agreement.

"Custodian" shall mean the Bank, as custodian, pursuant to the Custody Agreements.

"Custody Agreements" shall mean those certain Custody Agreements now in effect between the Fund and the Bank, as they may be amended, restated, modified or supplemented from time to time.

"Declaration of Trust" of the Trust shall mean the declaration of trust creating such Trust.

"Default" shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

"Dollar" and "$" shall mean the lawful currency of the United States of America.

"Effective Date" shall have the meaning set forth in Section 6(a).

"E-SIGN" means the Federal Electronic Signatures in Global and National Commerce Act, as amended from time to time, and any successor statute, and any regulations promulgated thereunder from time to time.

"Event of Default" shall have the meaning set forth in Section 7.

"Fund" shall mean a specific Series under a Trust which may undertake Loans hereunder, and "Funds" shall mean the complete list of all such Series specified in Exhibit A attached hereto and made a part hereof, regardless of name changes to, and including all subaccounts and all assets of, replacements or substitutions for such specified Series for which the Bank is Custodian, now existing or added in the future.

"Fund Statement" shall mean each Fund's Statement of Additional Information now in effect, as they may be amended, restated, modified or supplemented from time to time.

"GAAP" shall mean generally accepted accounting principles in the United States consistently applied in accordance with past practices.

"Governmental Authority" shall mean any foreign, federal, state, regional, local, municipal or other government, or any department, commission, board, bureau, agency, public authority or instrumentality thereof, or any court.

"Indebtedness" of any person shall mean all of the obligations of such person which, in accordance with GAAP, would be included as liabilities on the balance sheet of such person including, without limitation, (i) any indebtedness, obligation or liability of any kind or nature whatsoever and (ii) any guarantee, indemnity, endorsement, suretyship or other contingent obligation of any kind or nature whatsoever in respect of the obligations of another person.

"Investment" shall mean, when used with respect to any person, any direct or indirect purchase or other acquisition by such person of a beneficial interest in capital stock, bonds, notes, debentures or other securities issued by any other person or any direct or indirect advance, loan or other extension of credit or capital contribution by such person to any other person.

"Lien" shall mean any mortgage, pledge, security interest, charge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), or other security agreement of any kind or nature whatsoever.

"Loan" and "Loans" shall have the meaning set forth in Section 2(a).

"Loan Documents" shall mean this Agreement, the Note, the Pledge and Security Agreement, the Securities Account Control Agreement and all other documents and instruments executed in connection herewith and with the Loans, as each of the same may be amended, restated, supplemented or otherwise modified from time to time.

"Loan Request" shall have the meaning set forth in Section 2(c).

"Maturity Date" shall mean, with respect to each Loan, the earlier of (a) the date that is forty-five (45) Business Days after the making of such Loan, or (b) November 3, 2022 (or the date of any extension of this Agreement or such Maturity Date in a writing signed by the Bank).

"Maximum Amount" shall mean Fifteen Million Dollars ($15,000,000) in the aggregate for all Funds under this facility.

"Net Assets" of any Borrowing Fund shall mean from time to time, the net assets of such Borrowing Fund, calculated by taking the sum of the market value of such Fund's securities plus any cash and other assets (including dividends and interest accrued but not collected) less all liabilities, including accrued expenses, allocable to such Fund.

"Non-Excluded Taxes" shall have the meaning set forth in Section 3(d).

"Note" shall have the meaning set forth in Section 2(b).

"Obligations" of any Borrowing Fund shall mean all of such Borrowing Fund's liabilities, obligations and indebtedness to the Bank hereunder, under the applicable Note and the other Loan Documents, or otherwise incurred in connection with such Fund, whether heretofore, now or hereafter arising and howsoever evidenced, whether primary, secondary, contingent or fixed or arising under oral or written agreement or by operation of law.

"OFAC" means the U.S. Department of the Treasury's Office of Foreign Assets Control, and any successor thereto. "Officer's Certificate" shall mean a certificate signed in the name of the Trust by an Authorized Officer containing the information noted in Section 6(a)(i) hereof, and any amendment and/or restatement of same.

"Officer's Certificate" shall mean a certificate signed in the name of the Trust (on behalf of the Borrowing Funds) by an Authorized Officer containing the information noted in Section 6(a)(i), and any amendment, restatement, supplement to or modification of same.

"PATRIOT Act" means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended from time to time, and any successor statute.

"Permitted Indebtedness" shall mean as to any Fund (i) liabilities incurred in the ordinary course of business which are not past due (except for those taxes which are being contested in good faith by appropriate proceedings and for which adequate reserves in conformity with GAAP have been provided), (ii) liabilities such Fund is permitted to incur under the applicable Fund Statement or Prospectus, (iii) the Obligations of such Fund, and (iv) other obligations, liabilities and indebtedness owed by such Fund to the Bank.

"Person" shall mean any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any Governmental Authority.

"Pledge and Security Agreement" shall mean a Pledge and Security Agreement between the Trust (on behalf of its Borrowing Funds) and the Bank substantially in the form of Exhibit B, attached hereto and made a part hereof, as the same may be amended, restated, supplemented or otherwise modified from time to time.

"Prime Rate" shall mean the rate, which the Bank announces as its prime-lending rate, as in effect from time to time. The Prime Rate is determined solely by the Bank pursuant to market factors and its own operating needs and does not necessarily represent the lowest or best rate actually charged to any customer. The Bank may make commercial or other loans at rates of interest at, above or below the Prime Rate.

"Prospectus" shall mean the Prospectus of each of the Funds now in effect, as they may be amended, restated, modified or supplemented from time to time.

"Sanctioned Country" means, at any time, any country or territory which is itself the subject or target of any comprehensive Sanctions.

"Sanctioned Person" means, at any time, (a) any person, entity or group listed in any Sanctions-related list of designated persons, entities or groups maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any person, entity or group operating, organized or resident in a Sanctioned Country, (c) any agency, political subdivision or instrumentality of the government of a Sanctioned Country, or (d) any person, entity or group 50% or more owned, individually or in the aggregate, directly or indirectly, by any of the above.

"Sanctions" means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty's Treasury (or otherwise relevant sanctions authority) of the United Kingdom.

"Securities Account Control Agreement" shall mean a Securities Account Control Agreement between the Trust (on behalf of its Borrowing Funds), the Bank and the Custodian substantially in the form of Exhibit C, attached hereto and made a part hereof, as the same may be amended, supplemented or otherwise modified from time to time.

"Series" shall mean a separate series established by the Trust's trustees pursuant to the Declaration of Trust.

"UETA" means the Uniform Electronic Transactions Act as in effect in the State of Ohio, as amended from time to time, and any successor statute, and any regulations promulgated thereunder from time to time.

(b)          General Provisions Relating to Definitions. Terms for which meanings are defined in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The term "including" means including, without limiting the generality of any description preceding such term. Each reference herein to any person shall include a reference to such person's permitted successors and assigns. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction's laws): (a) if any asset, right, obligation, or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and

(b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

(c)          Cross-References. Unless otherwise specified, references in this Agreement and in each Loan Document to any Section are references to such Section of this Agreement or such Loan Document, as the case may be, and unless otherwise specified, references in any Section or definition to any clause are references to such clause of such Section or definition.

2.            Loan Facility.

(a)          Loans. Subject to the terms and conditions set forth herein, and subject to the satisfaction of the conditions set forth in Section 6 hereof, the Bank may, in its sole discretion, lend and relend to one or more Borrowing Funds, during the period from the Effective Date to the earlier of (i) the Maturity Date, or (ii) the date of the occurrence of an Event of Default in respect of such Fund or Funds, unless waived in a writing signed by the Bank, such amounts as the Trust may from time to time request for such Borrowing Fund hereunder (each individually a "Loan" and collectively, the "Loans") up to an aggregate principal amount outstanding at any time not to exceed either the Borrowing Fund Limit for each such Borrowing Fund or the Maximum Amount. If the aggregate amount of Loans made to any Borrowing Fund hereunder and outstanding at any one time exceeds such limits, then such Borrowing Fund shall, within five (5) days thereof, repay a sufficient amount of the Loans to bring the outstanding Loan amount within such limits. The proceeds of Loans may only be used by the Borrowing Fund for short term liquidity in connection with shareholder redemptions permitted under the Fund Statement and Prospectus. Because of such limited usage, it is contemplated by both parties hereto that this facility shall consist of term Loans due in forty-five (45) Business Days.

This Agreement does not establish a commitment or obligation of the Bank to lend money to any Borrowing Fund hereunder. The decision of whether or not to make any Loan shall be made by the Bank in its sole and absolute discretion. As noted above, it is contemplated by both parties hereto that this facility shall consist of (a) an initial term Loan due in forty-five (45) Business Days, as to which the Bank may, but is not obligated to, relend prepaid amounts up to the Borrowing Fund Limit during such terms, followed by (b) additional term Loans up to such Borrowing Fund Limit with identical forty-five (45) Business Day terms. For purposes of clarity, any second or additional Loans to the same Borrowing Fund allowed by the Bank during the 45-day term of an outstanding Loan is due at the same time as such outstanding Loan (i.e. at the end of its 45-day term).

(b)          Note. The Loans to each Borrowing Fund shall be evidenced by a promissory note given by the Trust to the Bank on behalf of the Trust's Borrowing Funds, and substantially in the form of Exhibit D, attached hereto and made a part hereof (as such note may be extended, amended, restated, supplemented or otherwise modified from time to time, and together with any one or more notes which may be issued in exchange for such note, the "Note"). The Bank is hereby authorized to enter from time to time the principal balance of the Loans to each Borrowing Fund and all payments thereon on the reverse of the Note or in the Bank's regularly maintained data processing records, and the aggregate unpaid amount of the Loans to such Borrowing Fund set forth thereon or therein shall be presumptive evidence of the amount owing to the Bank and unpaid thereon, absent manifest error. The Trust further authorizes the Bank to charge any account of a Borrowing Fund at the Bank (regardless of and including all account numbers related to that Fund) or charge or increase any loan balance of such Borrowing Fund for the amount of any payments due to the Bank hereunder from such Borrowing Fund.

(c)          Loan Requests. The Trust, on behalf of a Borrowing Fund, shall notify, by written notice or e-mail in the form of Exhibit F, attached hereto and made a part hereof (each such notice, a "Loan Request"), to such person at the Bank as the Bank may, from time to time, instruct the Trust, by 2:00 p.m. (Eastern Time) on each day on which the Trust desires that a Fund obtain a Loan hereunder, which day must be a Business Day, specifying the amount of the Loan desired and the Fund borrowing the Loan. Any such e-mail shall be only from the confirmed e-mail address of an Authorized Officer who is an executive officer of the Trust (or other person designated by such an Authorized Officer as authorized to request advances and direct repayments under the Loan Agreement) and include approval by such Authorized Officer (or such other authorized person) of an attached Loan Request (whether or not signed, and if not signed being deemed to incorporate as accepted by the Borrowing Fund all terms and conditions of such Loan Request form). Notwithstanding the foregoing sentence, the Trust may verbally request a Loan hereunder, whether up to the initial Maturity Date or for a new Maturity Date, provided that the Trust shall, on the same day, send the Bank by e-mail or telecopy a follow-up Loan Request in respect thereof. The Bank may rely upon, and shall incur no liability for relying upon, any oral or written request the Bank believes to be genuine and to have been signed, sent or made by such an Authorized Officer or such other authorized person. In no event shall the Trust request any loan which, if advanced, would cause the aggregate principal amount of all Loans outstanding to exceed the applicable Borrowing Fund Limit or Maximum Amount. Each e-mail or verbal request for a Loan hereunder shall be deemed to include, and each written request shall include, a representation that all of the representations and warranties made by the Trust with respect to the applicable Fund in the Loan Documents are and will be, after giving effect to the requested Loan, true and correct, that all the conditions precedent to such Loan as set forth in Section 6 hereof have been satisfied, and that the proceeds of the Loan will not be used for any purpose that is not permitted hereunder. Each advance of Loan proceeds hereunder shall be in a minimum amount of $1,000.00.

(d)          Disbursement of Funds. Each Loan shall be effectuated by the Bank crediting a trust account maintained by the Bank for the designated Borrowing Fund, all as further specified in Exhibit A hereto.

(e)          Interest.

(i)            Each Borrowing Fund shall pay interest on the outstanding principal balance of such Borrowing Fund's Loan at a rate per annum equal to the greater of zero percent (0%) or the Prime Rate, which interest shall be payable monthly, in arrears, commencing on December 1, 2021 and on the first day of each month thereafter and on the date specified in clause (b) of the definition of Maturity Date; provided that a Borrowing Fund may at its option pay such interest whenever all or any part of its Loans are due, whether on the Maturity Date, by virtue of a mandatory prepayment, or by reason of demand, acceleration or otherwise (on the amount then due) and whenever such Borrowing Fund repays all or part of such Borrowing Fund's Loan as a voluntary prepayment. The Bank will invoice the Trust on a monthly basis for interest due on Loans to its Borrowing Funds for the previous month.

(ii)          Upon the occurrence and during the continuance of any Event of Default hereunder by a Borrowing Fund, at the option of the Bank, the Loans and other outstanding Obligations of the defaulting Borrowing Fund to the Bank shall bear interest (computed and adjusted in the same manner, and with the same effect, as interest on the Loans to such Borrowing Fund prior to the occurrence of such Event of Default) payable on demand at a rate equal to three percent (3%) per annum in excess of the otherwise applicable rate (the "Default Rate").

(iii)         Interest on the Loans shall be computed on the basis of a year consisting of three hundred sixty (360) days but applied to the actual number of days elapsed.

(iv)         If any payment by a Borrowing Fund is not made within ten (10) days after the date due, such Borrowing Fund shall pay the Bank an amount equal to five percent (5%) of such payment or $50.00, whichever is greater.

(f)           Maximum Outstanding Period. Notwithstanding anything herein to the contrary, no Loan shall be outstanding for more than forty-five (45) Business Days after the date that the first Loan during such forty-five (45) Business Day period is made.

3.            Payments.

(a)          Mandatory Prepayments.

(i)            If (A) the aggregate principal amount of all Loans outstanding exceeds the Maximum Amount at any time or (B) the aggregate principal amount of the Loans outstanding to a Borrowing Fund exceeds the Borrowing Fund Limit with respect to such Borrowing Fund at any time, such excess shall be immediately due and payable to the Bank and (x) all Borrowing Funds having outstanding Loans, pro rata based on the outstanding principal amount of such Loans in the case of clause (A) above, or (y) the applicable Borrowing Fund in the case of clause (B) above, as applicable, shall repay such excess.

(ii)          Each Borrowing Fund shall repay each of its Loans in full in cash together with interest accrued thereon and any other fees and charges hereunder on the Maturity Date of such Loan and, if earlier, the date on which such Loans become due, whether by virtue of a mandatory prepayment provision, by demand, acceleration or otherwise.

(b)          Voluntary Prepayments. Each Borrowing Fund may prepay its Loans in whole or in part from time to time without premium or penalty; provided, however, that each prepayment shall designate the Loan being repaid and be in an amount equal to, or greater than, $1,000.00 or, if less, the outstanding balance of such Loan, and shall be made with interest accrued thereon to the date of payment.

(c)          Increased Costs. If there shall occur any Change in Law which shall have the effect of imposing on the Bank (or the Bank's holding company) any increase or expansion of or any new: tax (excluding taxes on its overall income and franchise taxes), charge, fee, assessment or deduction of any kind whatsoever, or reserve, capital adequacy, special deposits or similar requirements against credit extended by, assets of, or deposits with or for the account of the Bank or other conditions affecting the extensions of credit under this Agreement; then Borrower shall pay to the Bank such additional amounts as the Bank deems necessary to compensate the Bank for any increased costs to the Bank attributable to the extension(s) of credit under this Agreement and/or for any reduction in the rate of return on the Bank's capital and/or the Bank's revenue attributable to such extension(s) of credit. "Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any, law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation, or application thereof by any governmental authority or (c) the making or issuance of any request, rule, guidance or directive (whether or not having the force of law) by any governmental authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a "Change in Law," regardless of the date enacted, adopted or issued. The Bank's determination of the additional amount(s) due under this paragraph shall be binding in the absences of manifest error, and such amount(s) shall be payable within 10 days of demand and, if recurring, as otherwise billed by the Bank. Failure or delay on the part of the Bank to demand compensation pursuant to this Section 3(c) shall not constitute waiver of the Bank's right to demand such compensation.

(d)          Taxes. All payments made by the Borrowing Funds under this Agreement and the Note shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") are required to be withheld from any amounts payable to the Bank hereunder or under the Note, such amounts shall be increased to the extent necessary to yield to the Bank (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the Note. Whenever any Non-Excluded Taxes are payable by a Borrowing Fund, as promptly as possible thereafter the Trust shall send to the Bank a certified copy of an original official receipt received by such Borrowing Fund or the Trust, as the case may be, showing payment thereof. If a Borrowing Fund fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Bank the required receipts or other required documentary evidence, such Borrowing Fund shall indemnify the Bank for any incremental taxes, interest or penalties that may become payable by the Bank as a result of any such failure.

(e)          Place of Payment. All payments of principal and interest hereunder shall be made in immediately available funds to the Bank at 425 Walnut Street, Cincinnati, OH 45202, or at such other place as may be designated by the Bank to the Trust in writing.

(f)           Business Day Payments. Whenever any of the terms and provisions of this Agreement or the other Loan Documents provides that any payment to be made shall be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest, if any, in connection with such payment.

(g)          Application of Payment. Any payments received by the Bank from the Borrowers on account of the Obligations will be applied in such order as the Bank may elect in its sole discretion.

4.            Representations and Warranties. To induce the Bank to enter into this Agreement, the Trust, as to itself and its Funds, represents and warrants to the Bank as follows:

(a)          Existence. The Trust is duly organized, validly existing and in good standing as statutory trust under the laws of Delaware and is registered as an investment company under the Act.

(b)          Authority. The Trust and each Fund have full power and authority to own their respective properties and to conduct their business as investment companies and to execute, deliver and perform, and cause each of its Borrowing Funds to perform, its obligations under this Agreement and the other Loan Documents.

(c)          Authorization. The execution, delivery and performance by the Trust and its Funds of this Agreement and the other Loan Documents: (i) have been duly authorized by all requisite trust action; (ii) do not and will not violate (A) any law, regulation, order, writ, judgment, decree, determination or award currently in effect and applicable to the Trust, (B) its Declaration of Trust or other organizational or governing documents of the Trust or any Fund Statement or Prospectus, (C) any provision of any agreement to which the Trust is a party, or by which it or any of its properties or assets are bound, and (D) any franchise, license, permit, certificate, authorization, qualification, accreditation or other similar right, consent or approval of or applicable to the Trust; and (iii) do not and will not result in the creation or imposition of any Lien upon any of the properties or assets of any Fund of the Trust, except in favor of the Bank (except as may be required to facilitate a Borrowing Fund’s derivative transactions). No consents, licenses, permits, applications or authorizations of, notices or reports to, or registrations, filings or declarations with, any Governmental Authority or other third party are required to be obtained in connection with the execution, delivery or performance by the Trust or its Funds, as the case may be, of any of the Loan Documents.

(d)          Enforceability. This Agreement and the other Loan Documents have been duly executed and delivered by the Trust on behalf of itself and its Funds, and constitute the legal, valid and binding obligations of the Trust and its Borrowing Funds, as the case may be, enforceable against the Trust and its Borrowing Funds, as the case may be, in accordance with their terms.

(e)          Financial Information; Adverse Change. The Trust has provided, or prior to the Effective Date will provide, the Bank with (i) its audited financial statements for its most recent fiscal year ended and (ii) the related up to date Prospectus for each Fund of such Trust. No Fund of the Trust has any contingent liabilities not provided for or disclosed in such financial statements. Such financial statements present fairly, in all respects, the financial condition of the Trust in accordance with GAAP. There has been no material adverse change in the business or financial condition of the Trust or Funds since the date of such financial statements.

(f)           Indebtedness. The Borrowing Funds of the Trust have no Indebtedness other than Permitted Indebtedness.

(g)          Investments. None of the Funds of the Trust have Investments which such Fund is not authorized to have or which are inconsistent with or conflict with the provisions of the Prospectus relating to such Fund or for which it or such Fund is required to obtain shareholder approval unless such approval was obtained. The Funds are being operated and managed consistent with such Prospectus.

(h)          Litigation. There is no litigation or other action or proceeding or order of any court or Governmental Authority pending or, to the best of the knowledge of the Trust after diligent investigation, threatened against or affecting the Advisor or the Trust or any of its Funds.

(i)            Title to Property. Each Fund of the Trust has good, indefeasible and merchantable title to and ownership of all of its assets, including without limitation the Collateral, free and clear of all Liens except those in favor of the Bank (except as may be required to facilitate a Borrowing Fund’s derivative transactions).

(j)            Compliance. The Trust and, to the best of knowledge of the Trust after diligent investigation, the Advisor are in compliance with the Act and all other Applicable Laws.

(k)          Anti-Corruption Laws; Anti-Terrorism Laws. (1) The Trust and the Borrowing Funds (and their respective officers and employees and to the knowledge of the Trust and the Borrowing Funds any related directors and agents) are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. Neither the Trust nor the Borrowing Funds (or to the knowledge of the Trust and the Borrowing Funds any related directors, officers or employees) are a Sanctioned Person. No Loan, use of the proceeds of any Loan, or other transactions contemplated hereby will violate Anti-Corruption Laws or applicable Sanctions; (2) Neither the making of the Loans hereunder nor the use of the proceeds thereof will violate the PATRIOT Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or successor statute thereto. The Trust and the Borrowing Funds are in compliance in all material respects with the PATRIOT Act.

(l)            No Default. No default (or event which, with notice or lapse of time, or both, would constitute a default) exists under any agreement or instrument to which any Fund of the Trust is a party or pursuant to which any property of such Fund is encumbered.

(m)        Taxes. The Trust has filed all federal, state and local tax returns and other reports which it is required by law to file, has paid all taxes, assessments and other similar charges that are due and payable, except to the extent that any such taxes or charges are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on its books and records, and has withheld all employee and similar taxes which it is required by law to withhold.

(n)          Licenses, Etc. The Trust has obtained and holds in full force and effect, all franchises, licenses, permits, certificates, authorizations, qualifications, accreditations, and other consents, rights and approvals which are necessary for the operation of its business. The Trust is not in violation of the terms of any such franchise, license, permit, certificate, authorization, qualification, accreditation, consent, right or approval.

(o)          Broker's Fees. No brokerage, finder's or similar fee or commission is due to any party by reason of the Funds of the Trust entering into this Agreement or by reason of any of the transactions involving the Trust or its Funds contemplated hereby, and such Funds of the Trust shall indemnify and hold the Bank harmless from all such fees and commissions arising from the Funds of the Trust entering into this Agreement.

(p)          Solvency. Immediately after giving effect to the execution and delivery of the Loan Documents and the making of the Loans hereunder to its Borrowing Funds and at all times thereafter while such Loans or any portion thereof are outstanding, such Borrowing Funds shall be solvent, shall be able to pay their debts and obligations as they become due, and shall have capital sufficient to carry on their respective businesses.

5.            Covenants. The Trust and the Borrowing Funds, as applicable, agree with the Bank that, from the date of this Agreement and until the Loans are paid in full and all obligations under this Agreement and the other Loan Documents are fully performed and this Agreement has been terminated:

(a)          Books and Records; Inspection. The Trust shall keep and maintain complete books, records and files with respect to its business in accordance with GAAP and shall accurately and completely record all transactions therein. The Trust shall permit the officers, employees and designated representatives of the Bank, from time to time, to inspect the Trust's property and to inspect and make copies of or extracts from the books, records and files of the Trust, and the Trust shall make the same available to the Bank and its agents and representatives for such purposes at such reasonable times as the Bank shall request. Any such inspection and copying shall be at the Bank's sole cost and expense so long as no Event of Default relating to the Trust has occurred and is continuing.

(b)          Financial Statements; Reports. The Trust shall furnish to the Bank: (i) within one hundred twenty (120) days after the last day of each fiscal year of such Trust, a copy of the annual audit report of the Trust prepared in accordance with GAAP and consisting of at least a statement of assets and liabilities for each of the Series (including the Funds) of the Trust as at the close of such fiscal year, a Schedule of Investments for each of the Series (including the Funds) of the Trust as at the close of such fiscal year, a statement of operations for each of the Series (including the Funds) of the Trust for such fiscal year and a statement of changes in net assets for each of the Series (including the Funds) of the Trust for such fiscal year, and certified by an independent certified public accountant reasonably satisfactory to the Bank; (ii) with respect to any Fund having a Loan outstanding, statements (including market value) of such Fund's Net Assets, whether or not held by the Custodian, on a daily basis whenever such Loans are outstanding hereunder and otherwise upon the Bank's request; (iii) promptly upon transmission thereof, copies of all regular and periodic financial information, proxy materials and other information and reports, if any, which the Trust shall file with the Securities and Exchange Commission or any governmental agencies substituted therefor or which the Trust shall send to holders of interests in its Funds generally; (iv) promptly, any amendments to or restatements of the Fund Statement

(including without limitation any Statement of Additional Information) or Prospectus for, or Custodial Agreements relating to, each Fund of the Trust and (v) such other reports and information as the Bank may reasonably request from time to time. Bank agrees that the Trust shall have no obligation to deliver any document, report or financial statement to the Bank hereunder if the same is publicly available through the SEC's EDGAR system or similar system.

(c)          Taxes. The Trust shall file all federal, state and local tax returns and other reports the Trust is required by law to file, and shall pay when due all taxes, assessments and other liabilities except for those contested in good faith by appropriate proceedings for which adequate reserves in conformity with GAAP will be provided and shall withhold all employee and similar taxes which it is required by law to withhold.

(d)          Existence and Status. The Trust shall maintain its existence as a statutory trust in good standing under the laws of Delaware and shall continue to be registered as an investment company under the Act.

(e)          Compliance with Law. The Trust shall comply at all times with the Act and all other Applicable Laws. The Trust will maintain in effect and enforce policies and procedures designed to ensure compliance by the Trust, its subsidiaries, the Borrowing Funds, and their respective trustees, officers, employees and agents, with Anti-Corruption Laws and applicable Sanctions.

(f)           PATRIOT Act Compliance. The Trust and each Borrowing Fund shall provide such information and take such actions as are reasonably requested by the Bank in order to assist the Bank in maintaining compliance with the PATRIOT Act.

(g)          Fund's Coverage Ratio. No Borrowing Fund shall permit the ratio of its (i) total assets minus total liabilities (other than liabilities of any kind or nature whatsoever for borrowed money and such Borrowing Fund's liabilities in respect of overdrafts in any account (whether trust, demand deposit or other account) maintained by or on behalf of such Borrowing Fund) to (ii) total liabilities of any kind or nature whatsoever for borrowed money and such Borrowing Fund's liabilities in respect of overdrafts in any account (whether trust, demand deposit or other account) maintained by or on behalf of such Borrowing Fund to be less than 300% at any time.

(h)          Licenses. The Trust shall have, acquire and maintain all franchises, licenses, permits, certificates, authorizations, qualifications, accreditations, and other consents, rights and approvals which are required by law or are necessary for the operation of its business.

(i)            Notice. The Trust shall notify the Bank in writing, promptly upon the Trust's learning thereof, of: (i) any litigation, suit or administrative proceeding which may affect the operations, financial condition or business of the Advisor, the Trust or any of its Funds (including without limitation any order of a court or Governmental Authority affecting the Trust, any Fund or the Advisor); (ii) any default by a Fund under any note, indenture, loan agreement, mortgage, lease, deed or other agreement to which such

Fund is a party or by which such Fund or its assets are bound, which default may affect the operations, financial condition or business of such Fund; (iii) a Default or an Event of Default by the Trust or any of its Funds under this Agreement; and (iv) any default by any obligor under any note or other evidence of Indebtedness payable to such Fund.

(j)            Use of Proceeds. No Borrowing Fund shall use proceeds of its Loans for any purpose that is not permitted under the relevant Fund Statement and Prospectus. Each and every Loan made hereunder will be used for a business purpose consistent with this Loan Agreement. No Borrowing Fund will request any Loan, and no Borrowing Fund shall use (and the Trust and the Borrowing Fund shall ensure that its directors, officers, employees and agents shall not use) the proceeds of any Loan in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any person in violation of any Anti-Corruption Laws. Neither the Trust nor any Borrowing Fund will, directly or indirectly use the proceeds of Loan, or lend, constitute or otherwise make available such proceeds to any subsidiary, joint venture, partner or other individual or entity (1) to fund any activities or business of or with any individual or entity, or in any territory, that at the time of such founding is, or whose government is, the subject of Sanctions, or (2) in any other manner that would result in the violation of any applicable Sanctions by any individual or entity.

(k)          Liens. No Fund shall create or permit to exist any Liens with respect to any of its assets or property, including without limitation the Collateral, whether now owned or hereafter acquired, except Liens in favor of the Bank (except as may be required to facilitate a Borrowing Fund’s derivative transactions).

(l)            Investments. No Fund shall make, agree to make, or hold any Investment which it is not permitted to make without shareholder approval unless such approval has been obtained and shall make only those Investments which conform with the provisions of the relevant Prospectus. Without limiting the generality of the foregoing, no Fund shall make, agree to make, or hold any Investment which it is not permitted to make without shareholder (or other owner-member) approval (unless such approval has already been obtained) and shall comply in all respects with, and shall make only those Investments which conform with, the provisions of the Prospectus relating to such Fund.

(m)        Transfer of Property. No Fund shall sell, transfer, convey or lease, any of the assets or property of such Fund, including without limitation the Collateral, other than in the ordinary course of business and in accordance with the Prospectus..

(n)          Change in Structure; Change in Business. The Trust shall not enter into any business which is substantially different from that presently conducted by the Trust. Each Fund shall maintain itself as a Series separate and apart from any other Series except as otherwise permitted by the Trust's Declaration of Trust; provided that a Fund may merge with another Fund or Funds to the extent approved by the shareholders (or other owner-members) of such Funds (but only on ten (10) days' prior written notice to the Bank). No Fund shall enter into a division or any plan of division under Delaware law (or any comparable event under a different jurisdiction's laws).

(o)          Indebtedness. No Fund shall incur or permit to exist any Indebtedness other than Permitted Indebtedness.

(p)          Bank Accounts. Other than accounts with U.S. Bank, the Trust shall not make or maintain deposits on behalf of the Funds with any bank or similar institution which has any right of setoff, bankers' lien, combination or consolidation of accounts, counterclaim or other similar right under Applicable Law with respect to such deposit.

(q)          Compliance with Agreements. The Trust shall, and shall cause its Funds to, comply with all agreements and instruments to which they are a party or pursuant to which any of their property is encumbered.

(r)           Contracts. The Trust shall not, and shall not permit any Fund to enter into any agreement, contract or arrangement which would impair or materially adversely affect the Collateral or the Trust's or such Fund's right and/or ability to carry on their business (as if such Fund was a separate business) as now conducted.

(s)          Insurance. The Trust shall maintain such insurance as is typically maintained by prudent companies in the same line of business as the Trust, and, without limitation of the generality of the foregoing, shall maintain all insurance required under the Act.

(t)           Waiver. Any variance from the covenants of the Trust or the Funds pursuant to this Section 5 shall be permitted only with the prior written consent and/or waiver of the Bank. Any such variance by consent and/or waiver shall relate solely to the variance addressed in such consent and/or waiver, and shall not operate as the Bank's consent and/or waiver to any other variance of the same covenant or other covenants, nor shall it preclude the exercise by the Bank of any power or right under this Agreement, other than with respect to such variance.

(u)          Further Assurances. The Trust shall take all such further actions and execute all such further documents and instruments as the Bank may at any time reasonably determine may be necessary or desirable hereunder.

6.            Conditions Precedent.

(a)          Conditions Precedent to the Effective Date. This Agreement shall become effective on the date (the "Effective Date") on which the following conditions precedent shall have been satisfied or waived by the Bank in its sole and absolute discretion:

(i)            Proof of Action; Incumbency. The Bank shall have received an Officer's Certificate from the Trust dated the Effective Date and certifying (A) that attached thereto is a true and complete copy of the Declaration of Trust or other organizational and governing documents of the Trust as in effect as of the Effective Date, (B) that attached thereto is the true and correct copy of the records of all action taken by the Trust to authorize its execution and delivery of this Agreement and the other Loan

Documents (and the Loans to its Funds contemplated hereby and thereby), and (C) as to the incumbency, the name and specimen signature of each individual who shall be authorized (each an "Authorized Officer") (1) to request Loans, sign, in the name of the Trust and its Funds, this Agreement and the other Loan Documents, and (2) to give certificates and notices (including without limitation, new Officer's Certificates) and to take other action on its behalf and on behalf of its Funds under this Agreement. Only Authorized Officers who are duly elected executive officers of the Trust are authorized to (provide the Bank with the names of such Authorized Officers to be added to or deleted from status as such Authorized Officers, or the names of others authorized to undertake Loan requests hereunder.

(ii)          Loan Documents. The Bank shall have received (A) a fully executed Note by the Trust on behalf of each Borrowing Fund, (B) a fully executed Pledge and Security Agreement and (C) a fully executed Securities Account Control Agreement, the latter two documents providing the Bank with a first-priority lien (except as may be required to facilitate a Borrowing Fund’s derivative transactions) on Collateral therein specified supporting and securing the Loans and the Note as set forth therein.

(iii)         Representations and Warranties. The Bank shall have received from the Trust an Officer's Certificate to the effect that each of the representations and warranties made by the Trust in this Agreement and in the other Loan Documents is true and correct, all in the form of Exhibit E attached hereto and made a part hereof.

(iv)         No Default. The Bank shall have received from the Trust an Officer's Certificate to the effect that no Default or Event of Default of such Trust or its Funds is continuing on the Effective Date, or would result from the transactions contemplated to occur on the Effective Date.

(v)          Opinion. The Trust shall have delivered to the Bank an opinion of counsel reasonably acceptable to the Bank dated the Effective Date, substantially in the form of Exhibit G attached hereto and made a part hereof.

(vi)         Form U-1. To the extent applicable, the Trust shall have executed and delivered to the Bank in connection herewith a Federal Reserve Form U-1, in form and substance satisfactory to the Bank ("Form U-1").

(vii)        Expenses. The Trust and/or its Funds shall have paid to the Bank the fees, expenses and disbursements required to be paid pursuant to Section 8(d) hereof.

(viii)       Financial Statements. The Trust shall have provided the Bank with (A) its audited financial statements for its most recent fiscal years ended, (B) the then current forms of Prospectuses and (C) the then current Fund Statements (which may be provided electronically in the manner specified in the second paragraph of Section 5(b)).

(b)          Conditions Precedent to Each Loan. The making of each Loan to a

Borrowing Fund is subject to the sole discretion of the Bank and the satisfaction of each of the following conditions precedent, unless waived by the Bank in its sole and absolute discretion:

(i)            Loan Request. The Bank shall have received a request for such Loan in compliance with Section 2(c) hereof.

(ii)          Default. Before and after giving effect to such Loan, or any portion thereof, no Default or Event of Default with respect to the requesting Borrowing Fund or the Trust shall have occurred and be continuing.

(iii)         Representations and Warranties. Before and after giving effect to such Loan or any portion thereof, the representations and warranties of such Borrowing Fund and the Trust in respect of itself and such Borrowing Fund set forth herein and in the other Loan Documents shall be true and correct as though made on the date of such Loan.

(iv)         Adverse Change. There shall have been no material adverse change in the business or financial condition of the Trust or the requesting Borrowing Fund [or in the validity or enforceability or priority of any Collateral] since the Effective Date.

(v)          Form U-1. To the extent applicable, the Trust shall have delivered to the Bank as a supplement to Form U-1 a current list of the assets of such Borrowing Fund which adequately supports the credit extended under this Agreement to such Borrowing Fund.

(vi)         Other Actions. The Trust shall take such other actions and deliver to the Bank such other documents, certificates and instruments as the Bank may reasonably request to evidence, protect or perfect the Loan to such Borrowing Fund or any Collateral therefor.

7.            Events of Default. If any of the following events (each, an "Event of Default") shall occur as to the Trust or a Borrowing Fund of the Trust, then the Bank may without further notice or demand, accelerate the Loans to such Borrowing Fund in question and declare them to be, and thereupon such Loans shall become, immediately due and payable (except that upon the occurrence of an Event of Default as described in Section 7(h) or (i) below, such Loans shall be automatically due and payable) and the Borrowing Fund in question or, at the option of the Bank, any other or all Borrowing Funds hereunder, may not request further Loans hereunder (or if already requested, such Borrowing Fund or any other or all Borrowing Funds hereunder, as the case may be, may not receive the proceeds of any Loans hereunder), and, regardless of whether or not such Loans shall have been accelerated, the Bank shall have all rights provided herein and in any of the other Loan Documents or otherwise provided by law including without limitation to realize on the Collateral:

(a)          The Borrowing Fund in question shall not have paid or repaid to the

Bank any principal of or any interest on the Loans to it or any other obligation of such Fund hereunder or under any of the other Loan Documents when due, whether by reason of demand, acceleration or otherwise; or

(b)          There shall have occurred any other violation or breach or any covenant, agreement or condition contained herein or in any other Loan Document by such Borrowing Fund or the Trust except that (i) in the event of a Default of the Trust's obligation to deliver the daily statements in respect of such Borrowing Fund required under Section 5(b)(ii), such Default shall not constitute an Event of Default hereunder unless the Bank has notified the Trust of such Default and the Trust has not cured such Default within thirty-six (36) hours of receiving such notice; or

(c)          The Borrowing Fund in question shall not have paid when due any other Indebtedness, or the holder of such other Indebtedness shall have declared such Indebtedness due prior to its stated maturity because of such Borrowing Fund's default thereunder or such Borrowing Fund shall have failed to perform any of its obligations under agreements relating to Indebtedness which failure would, if not cured, give the holder of such Indebtedness the right to accelerate the maturity of such Indebtedness; or

(d)          There shall have occurred any violation or breach of any covenant, agreement or condition contained in any other agreement between the Borrowing Fund in question and the Bank or between the Trust and the Bank; or

(e)          The Borrowing Fund in question or the Trust shall not have performed their obligations under any agreement material to its business; or

(f)           Any representation or warranty made or deemed made herein or in any other Loan Document or writing furnished in connection with this Agreement by the Trust in question as to itself or such Borrowing Fund shall have proven to be false when made or when deemed to have been made; or

(g)          The Borrowing Fund in question shall have been unable to pay its debts as due; or

(h)          The Borrowing Fund in question shall have made an assignment for the benefit of creditors; or

(i)            The Borrowing Fund in question shall have applied for the appointment of a trustee or receiver for any part of its assets or shall have commenced any proceedings relating to such Borrowing Fund under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or other liquidation law of any jurisdiction; or any such application shall have been filed, or any such proceedings shall have commenced, against such Borrowing Fund, and either such Borrowing Fund (or the Trust on its behalf) shall have indicated its approval, consent or acquiescence thereto or such proceedings shall not have been dismissed within sixty (60) days; or an order shall have been entered appointing such trustee or receiver, or adjudicating such Borrowing Fund bankrupt or insolvent, or approving the petition in any such proceedings; or

(j)            Any material part of the operation of the Borrowing Fund in question (or the operations of the Trust in respect of such Borrowing Fund) shall have ceased; or

(k)          Any final judgment which, together with other outstanding judgments against the Borrowing Fund in question, causes the aggregate of such judgments to exceed One Hundred Thousand Dollars ($100,000), shall have been rendered against such Borrowing Fund; or

(l)            There shall have occurred any material adverse change in the business or financial condition of the Trust or the Borrowing Fund in question or its ability to repay the Loans to it or a material adverse change in respect of the value of the Collateral provided by such Borrowing Fund or validity or enforceability or priority of any Liens granted to the Bank by or on behalf of such Borrowing Fund under the Loan Documents; or

(m)        Advisors Preferred LLC shall no longer be the Advisor to the Trust; or

(n)          The Advisor fails to comply with Applicable Law in managing any of the Funds or if the Advisor, Trust or any Fund becomes subject to any court or Governmental Authority order; or

(o)          Any Change of Control occurs; or

(p)          The Bank shall no longer be the Custodian of the assets of such Borrowing Fund (or such Fund or the Trust has evidenced any intent to remove the Bank as Custodian).

8.            Miscellaneous.

(a)          Lien; Right of Set-Off. Each Borrowing Fund hereby grants to the Bank a continuing lien and security interest in and to any and all moneys, securities and other properties of such Fund and the proceeds thereof now or hereafter held or received by or in transit to the Bank from or for the account of such Fund, whether for safekeeping, pledge, transmission, collection or otherwise, and also upon any and all deposits (general and special), account balances and credits of such Fund with the Bank at any time existing (except as may be required to facilitate a Borrowing Fund’s derivative transactions). In addition to all statutory rights of the Bank, the Bank is hereby authorized at any time and from time to time after the occurrence and during the continuance of an Event of Default by a Borrowing Fund, without prior notice to such Borrowing Fund or the Trust, to set-off, appropriate, apply and enforce said lien and security interest in any and all items of such Borrowing Fund hereinbefore in this clause (a) referred to (and including all account members related thereto) against all obligations of such Borrowing Fund arising under this Agreement or any of the other Loan Documents (as they apply to such Borrowing Fund), and such Borrowing Fund shall continue to be liable to the Bank for any deficiency with interest at the rate set forth herein.

(b)          Delay. No delay, omission or forbearance on the part of the Bank in the exercise of any power or right shall operate as a waiver thereof, nor shall any single or partial delay, omission or forbearance in the exercise of any other power or right. The rights and remedies of the Bank herein provided are cumulative, shall be interpreted in all respects in favor of the Bank, and are not exclusive of any other rights and remedies provided by law.

(c)          Notice. Except as otherwise expressly provided in this Agreement, any notice hereunder shall be in writing and shall be given by personal delivery, telecopy, e-mail or overnight courier or registered or certified mail, postage prepaid, and addressed to the parties at their addresses set forth below:

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Bank:	U.S. Bank National Association 425 Walnut Street Mail Location CN-OH-W6TC Cincinnati, Ohio 45202 Attention: Shelly Allen Telephone: (513) 639-6404 Fax: (866) 351-8893 E-Mail: shelly.allen@usbank.com
Trust or its Funds:	Advisors Preferred Trust 225 Pictoria Drive, Suite 450 Cincinnati, Ohio 45246 Attention: Catherine Ayers-Rigsby President Telephone: (240) 223-1998 E-Mail: cayers-rigsby@cerosfs.com

The Trust or the Bank may, by written notice to the other as provided herein, designate another address or number for purposes of giving notices hereunder. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given: (i) on the date of receipt if delivered by hand or overnight courier service, (ii) when delivered (or if not given during normal business hours for the recipient, at the opening of business on the next business day for the recipient) if given by telecopy or e-mail, and (iii) on the date five (5) Business Days after dispatch by certified or registered mail if mailed (or, if sooner, on the date of actual receipt), in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 8(c) or in accordance with the latest unrevoked direction from such party given in accordance with this Section 8(c).

(d)          Expenses; Indemnity. The Borrowing Funds (or, if related only to a certain Borrowing Fund or Funds, such related Borrowing Funds) shall, pro rata based on the respective outstanding Loan amounts, pay or reimburse the Bank for all reasonable out-of-pocket expenses of the Bank and its employees (including reasonable attorney's fees, charges and other legal expenses of outside counsel (determined on the basis of such attorney's generally approved rates, which may be higher than the rates such attorneys charge the Bank in certain unrelated matters), but excluding the salaries of the Bank's own employees) incurred by the Bank in entering into and closing this Agreement, preparing the documentation in connection herewith, and administering or enforcing the obligations of the Borrowing Funds hereunder or under any of the other Loan Documents, and the Trust agree to cause the Funds to pay the Bank upon demand for the same. Each Borrowing Fund further agrees to defend, indemnify and hold the Bank harmless from any liability, obligation, cost, damage or expense, including attorney's fees and legal expenses for taxes, fees or third party claims which may arise or be related to the execution, delivery or performance of this Agreement or any of the other Loan Documents by or on behalf of such Borrowing Fund, except in the case of gross negligence or willful misconduct on the part of the Bank.

(e)          Survival. All covenants and agreements of any Borrowing Fund and the Trust made herein or otherwise in connection with the transactions contemplated hereby shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall remain in effect so long as any obligations of such Borrowing Fund are outstanding hereunder or under any of the other Loan Documents. The obligations set forth in Sections 3(c), 3(d) and 8(d) shall survive the termination of this Agreement and repayment of the Obligations.

(f)           Severability. Any provision of this Agreement or any of the other Loan Documents which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition of enforceability without invalidating the remaining portions hereof or affecting the validity or enforceability or such provision in any other jurisdiction.

(g)          Governing Law. The Loans shall be deemed made in Ohio and this Agreement and all of the other Loan Documents, and all of the rights and obligations of the Borrowing Funds, the Trust and the Bank hereunder and thereunder, shall in all respects be governed by and construed in accordance with the laws of the State of Ohio, including all matters of construction, validity and performance. Without limitation on the ability of the Bank to exercise all of its set-off rights or to initiate and prosecute any action or proceeding in any applicable jurisdiction related to loan repayment, the Borrowing Funds, the Trust and the Bank agree that any action or proceeding commenced by or on behalf of the parties arising out of or relating to the Loans and/or this Agreement and/or any of the other Loan Documents shall be commenced and maintained exclusively in the District Court of the United States for the Southern District of Ohio, or any other court of applicable jurisdiction located in Cincinnati, Ohio. The Borrowing Funds, the Trust and the Bank also agree that a summons and complaint commencing an action or proceeding in any such Ohio courts by or on behalf of such parties shall be properly served and shall confer personal jurisdiction on a party to which said party consents, if (i) served personally or by registered or certified mail to the other party at any of its addresses noted herein, or (ii) as otherwise provided under the laws of the State of Ohio. The Borrowing Funds, the Trust and the Bank hereby waive all rights to trial by jury in any proceeding arising out of or related to the transactions contemplated hereunder or under any of the other Loan Documents. The interest rate and all other terms of the Loans negotiated with the Borrowing Funds are, in part, related to the aforesaid provisions on jurisdiction, which the Bank deems a vital part of this loan arrangement.

(h)          Successors. This Agreement shall be binding upon and inure to the benefit of the Borrowing Funds, the Trust and the Bank and their respective successors and assigns. The Borrowing Funds and the Trust shall not assign their respective rights or delegate their respective duties hereunder or under any other Loan Document without the prior written consent of the Bank. The Bank may at any time, without the consent of the Trust and/or any Borrower, sell, assign, transfer, grant participations in, or otherwise dispose of any portion of its rights and obligations under the Loan Documents to any other Person and may provide information regarding the Trust, any Borrower, the Loan

Documents and/or the Obligations to prospective assignees, transferees and participants.

(i)            Amendment. This Agreement may not be modified or amended except in writing signed by authorized officers of the Bank and the Trust.

(j)            Headings. The descriptive headings of the several Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

(k)          Limitations. (1) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the parties hereto acknowledge and agree that the facility hereunder and under the other Loan Documents is intended to function as if each Fund had entered into a separate, unrelated facility with Bank and no cross-default or cross-collateralization shall exist with respect to the obligations of any Borrowing Fund in relation to any other Fund (subject, however, to the right of the Bank as noted in Section 7 above, at its option upon any Event of Default by one Borrowing Fund hereunder to deny further Loans to other Borrowing Funds). In no event shall the rights, obligations or remedies of Bank with respect to a particular Fund constitute a right, obligation or remedy applicable to any other Fund. Specifically, and without otherwise limiting the scope of this paragraph: (i) Bank's remedies under this Agreement and the other Loan Documents upon the occurrence of an Event of Default shall be determined as if each Fund had entered into a separate loan facility with Bank; and (ii) no assets held by the Bank by or on behalf of any Fund shall secure the obligations of any other Fund under this Agreement and the other Loan Documents and Bank shall have no right to set off claims related to Loans entered into by a particular Fund against claims related to Loans entered into by any other Fund. (2) It is further acknowledged and agreed that the Trust is entering into this Agreement and the other Loan Documents solely on behalf of its Funds and the Loan Documents are not intended to create obligations of the Trust independent of such Funds, the obligations of the Trust under the Loan Documents being limited to causing its Funds to comply with the terms and conditions thereof, except for obligations specifically imposed upon the Trust pursuant to the terms of the Loan Documents.

(l)            USA PATRIOT Act Notification. The following notification is provided to the Trust and the Borrowing Funds Borrower pursuant to Section 326 of the PATRIOT Act: The Bank hereby notifies the Trust and Borrowing Fund (each a "Loan Party") that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow the Bank to identify such Loan Party in accordance with the PATRIOT Act.

(m)        Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. The foregoing sentence shall also apply to each other Loan Document.

(n)          Document Imaging; Telecopy and PDF Signatures; Electronic Signatures. Without notice to or consent of the Trust or any Borrower, the Bank may create electronic images of any Loan Documents and destroy paper originals of any such imaged documents. Such images have the same legal force and effect as the paper originals and are enforceable against the Borrowers and any other parties thereto. The Bank may convert any Loan Document into a "transferrable record" as such term is defined under, and to the extent permitted by, UETA, with the image of such instrument in the Bank's possession constituting an "authoritative copy" under UETA. If the Bank agrees, in its sole discretion, to accept delivery by telecopy or PDF of an executed counterpart of a signature page of any Loan Document or other document required to be delivered under the Loan Documents, such delivery will be valid and effective as delivery of an original manually executed counterpart of such document for all purposes. If the Bank agrees, in its sole discretion, to accept any electronic signatures of any Loan Document or other document required to be delivered under the Loan Documents, the words "execution," "signed," and "signature," and words of like import, in or referring to any document so signed will deemed to include electronic signatures and/or the keeping of records in electronic form, which will be of the same legal effect, validity and enforceability as a manually executed signature and/or the use of a paper-based recordkeeping system, to the extent and as provided for in any applicable law, including UETA, E-SIGN, or any other states laws based on, or similar in effect to, such acts. The Bank may rely on any such electronic signatures without further inquiry.

(o)          Confession of Judgment. Any Borrowing Fund hereby irrevocably authorizes and empowers any attorney-at-law to appear for such Fund in any action upon or in connection with this Agreement at any time after the Loan and/or other obligations of such Fund hereunder become due, as herein provided, in any court in or of the State of Ohio or elsewhere, and waive the issuance and service of process with respect thereto, and irrevocably authorizes and empowers any such attorney-at-law to confess judgment in favor of Bank against such Fund in the amount due thereon or hereon, plus interest as herein provided, and all costs of collection, and waive and release all errors in any said proceedings and judgments and all rights of appeal from the judgment rendered. Such Fund agrees and consents that the attorney confessing judgment on behalf of such Fund hereunder may also be counsel to the Bank and/or the Bank's affiliates, and such Fund hereby further waives any conflicts of interest which might otherwise arise and consents to the Bank paying such confessing attorney a legal fee or allowing such attorneys' fees to be paid from proceeds of collection of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

THE BANK:

U.S. BANK NATIONAL ASSOCIATION

By: /s/

Shelly Allen

Senior Vice President

WARNING – BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE BANK.

ADVISORS PREFERRED TRUST

not individually but solely on behalf of

its Funds listed on Exhibit A to this

Agreement, separately and not jointly

By: /s/

Catherine Ayers-Rigsby

President

EXHIBITS:

A - Listing of Borrowing Funds

EXHIBIT A

To Loan Agreement

Fund Name	Pledge Account Identification Number*
Quantified Managed Income Fund	[____]
Quantified Alternative Investment Fund	[____]
Quantified Common Ground Fund	[____]

*Suppressed for security reasons.